Exhibit 99.1
FOR IMMEDIATE RELEASE:
SERVICE CORPORATION INTERNATIONAL
COMPLETES OFFERING OF $150 MILLION OF SENIOR NOTES
HOUSTON, Texas, November 10, 2009 . . . Service Corporation International (NYSE: SCI), the largest provider of deathcare products and services in North America, announced today that it had successfully completed its previously announced public offering of $150 million aggregate principal amount of its 8.00% Senior Notes due 2021. SCI intends to use the net proceeds from the offering, together with available cash, to fund the acquisition of Keystone North America Inc.
Pending consummation of the Keystone acquisition, the net proceeds from the offering will be held in an escrow account. In the event the acquisition is not consummated on or prior to June 30, 2010, SCI will redeem the notes, within five business days of such date, using the escrowed net proceeds from the offering plus an amount of escrowed cash or treasury securities such that the escrowed funds are sufficient to fund the redemption, at a redemption price equal to 101% of the principal amount, plus accrued and unpaid interest to, but not including, the date of redemption. The notes may also be redeemed at SCI’s option, in whole, but not in part, at any time prior to June 30, 2010, if SCI believes, in its sole judgment, that the acquisition will not be consummated by that date. Upon closing of the offering, SCI will deposit into the escrow account cash or treasury securities sufficient to redeem all of the notes, if required.
Forward-Looking Statements
Information set forth in this release contains forward-looking statements, which involve a number of risks and uncertainties. SCI cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to, statements about the anticipated timing of the closing of the transaction, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers. Additional factors that may affect future results are contained in SCI’s filings with the SEC, which are available at SCI’s website www.sci-corp.com or at the SEC’s web site www.sec.gov. SCI disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise, except as required by applicable law.
About Service Corporation International
Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America’s leading provider of deathcare products and services. At September 30, 2009, we owned and operated 1,250 funeral homes and 364 cemeteries (of which 206 are combination locations) in 43 states, eight Canadian provinces, the District of Columbia and Puerto Rico. Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at www.sci-corp.com. For more information about Dignity Memorial®, please visit www.dignitymemorial.com.
For additional information contact:
Investors: Debbie Young — Director / Investor Relations (713) 525-9088
Media: Lisa Marshall — Managing Director / Corporate Communications (713) 525-3066